PRAESUMO NOMINEE AGREEMENT (BDI)

THIS PRAESUMO NOMINEE AGREEMENT (BDI) (this “Agreement”) is dated July 17, 2013 by and between Lowell Kraff, Colman Kraff, Praesumo Partners, LLC (“Praesumo”) and Byron Diamond Investments, LLC (“BDI”).

R E C I T A L S

WHEREAS, Lowell Kraff and Colman Kraff are the members of Praesumo;

WHEREAS, Praesumo owns 33 1/3% of 1818 Partners, LLC (“1818 Partners”);

WHEREAS, 1818 Partners owns 32.711 Class A Units of Diamond Resorts Parent, LLC (“DRP”);

WHEREAS, 1818 Partners is, or will be as of the consummation of the IPO (as defined below), a party to that certain Call Option Agreement effective as of July 21, 2011 (the “Silver Rock Call Option”) by and among (i) Silver Rock Financial LLC, a Delaware limited liability company, IN-FP1 LLC, a Delaware limited liability company, BDIF LLC, a Delaware limited liability company, CM-NP LLC, a Delaware limited liability company, (ii) 1818 Partners, (iii) solely for the purposes of Sections 4(b) and 8 thereof, the Equityholders (as defined therein) and (iv) solely for the purposes set forth in Sections 7, 8 and 9 thereof, DRP;

WHEREAS, 1818 Partners is, or will be as of the consummation of the IPO, a party to that certain Call Option Agreement effective as of July 21, 2011 (the “Guggenheim Call Option”) by and among (i) DRP Holdco, LLC, a Delaware limited liability company, (ii) 1818 Partners, (iii) solely for the purposes of Sections 4(b) and 8 thereof, the Equityholders (as defined therein) and (iv) solely for the purposes set forth in Sections 7, 8 and 9 thereof, DRP;

WHEREAS, Diamond Resorts International, Inc., a Delaware corporation (“DRI”), is contemplating an initial public offering of its common stock, $0.01 par value per share (the “Common Stock”) (such an initial public offering, the “IPO”);

WHEREAS, prior to the IPO, in contemplation of, and as part of a single transaction with the IPO, DRI, DRP, 1818 Partners and the other members of DRP (collectively, the “Exchanging Members”), along with certain other individuals and entities that will not be members of DRP at the time of the LLC Exchange (as defined below), are entering into that certain Exchange Agreement dated as of the date hereof and effective immediately prior to the IPO, pursuant to which the Exchanging Members will transfer their respective Class A and Class B Units of DRP to DRI in exchange for shares of Common Stock (the “LLC Exchange”);

WHEREAS, prior to the LLC Exchange, in contemplation of, and as part of a single transaction with the LLC Exchange and the IPO, 1818 Partners will distribute 10.904 Class A Units of DRP (the “Praesumo DR Equity”) to Praesumo pursuant to that certain Distribution Agreement dated the date hereof (the “Distribution Agreement”) with Praesumo and 1818 Partners’ other members;

WHEREAS, BDI is entitled to the economic risks and benefits of 40% of the Praesumo DR Equity (such 40% being 4.36 Class A Units of DRP) and 40% of the Common Stock to be issued to Praesumo in exchange for the Praesumo DR Equity pursuant to the Exchange Agreement (such 40% portions, collectively, the “BDI DR Equity”);

WHEREAS, Lowell Kraff is entitled to the economic risks and benefits of the other 60% of the Praesumo DR Equity (such 60% being 6.542 Class A Units of DRP) and the other 60% of Common Stock to be issued to Praesumo in exchange for the Praesumo DR Equity pursuant to the Exchange Agreement;

WHEREAS, Praesumo desires to memorialize that it holds the BDI DR Equity as nominee for BDI;

WHEREAS, BDI is entitled to the economic risks and benefits of (i) 40% of Praesumo’s portion of the equity of DRP and/or Common Stock acquired by 1818 Partners pursuant to the Silver Rock Call Option and distributed to Praesumo, if any, and (ii) 40% of Praesumo’s portion of the equity of DRP and/or Common Stock acquired by 1818 Partners pursuant to the Guggenheim Call Option and distributed to Praesumo, if any (both such 40% portions, collectively, the “BDI Call Option Equity”);

WHEREAS, Lowell Kraff is entitled to the economic risks and benefits of (i) the other 60% of Praesumo’s portion of the equity of DRP and/or Common Stock acquired by 1818 Partners pursuant to the Silver Rock Call Option and distributed to Praesumo, if any, and (ii) the other 60% of Praesumo’s portion of the equity of DRP and/or Common Stock acquired by 1818 Partners pursuant to the Guggenheim Call Option and distributed to Praesumo, if any;

WHEREAS, Praesumo desires to memorialize that it will hold the BDI Call Option Equity, if any, as nominee for BDI;

WHEREAS, Colman Kraff is not entitled to the economic risks and benefits of any portion of the Praesumo DR Equity or Praesumo’s portion of the equity of DRP and/or Common Stock acquired by 1818 Partners pursuant to the Silver Rock Call Option or the Guggenheim Call Option and has no rights or obligations thereunder; and

WHEREAS, Colman Kraff will acknowledge that he is not entitled to the economic risks and benefits of any portion of the Praesumo DR Equity or Praesumo’s portion of the equity of DRP and/or Common Stock acquired by 1818 Partners pursuant to the Silver Rock Call Option or the Guggenheim Call Option and has no rights or obligations thereunder.

A G R E E M E N T

1. Incorporation of Recitals. The recitals set forth above are hereby incorporated into and made a part of this Agreement.

2. Acknowledgment of Nominee. The parties acknowledge that Praesumo is holding the BDI DR Equity as nominee for BDI and shall hold the BDI Call Option Equity, if any, as nominee for BDI.

3. Beneficial Ownership. BDI is and shall be entitled to all earnings, distributions, appreciation or depreciation in value, profits, losses and other tax incidents associated with the ownership of the BDI DR Equity and of the BDI Call Option Equity, if any, and is and shall be in all respects the equitable owner thereof.

4. No Beneficial Interest. Praesumo is acting solely as nominee of BDI, and accordingly the members, successors and assigns of Praesumo shall have no beneficial interest in the BDI DR Equity or the BDI Call Option Equity, if any.

5. Direction. Praesumo will deal with the BDI DR Equity and the BDI Call Option Equity, if any, in compliance with directions that BDI may from time to time give to Praesumo, and Praesumo shall take all actions with respect to the BDI DR Equity and the BDI Call Option Equity, if any, solely as directed by BDI, subject to (a) any operating agreement of Praesumo, (b) any requirements and restrictions on the BDI DR Equity or BDI Call Option Equity, if any, including but not limited to the requirements and restrictions set forth in (1) that certain Stockholders’ Agreement of DRI, by and among DRI, Praesumo and the other stockholders of DRI party thereto, (2) that certain lock-up letter agreement between Praesumo and Credit Suisse Securities (USA) LLC, or (3) any DRI policies applicable to Praesumo concerning the disposition of securities of DRI, including the Insider Trading Compliance Policy of DRI, and (c) any other limitation or obligation imposed by applicable law or contract, including any applicable obligations under Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended.

6. No Compensation. Praesumo shall serve as nominee pursuant to this Agreement without compensation.

7. Distributions and Information. If Praesumo receives any distribution of cash or other property by reason of its record ownership of the BDI DR Equity or the BDI Call Option Equity, if any, or any distribution of the BDI DR Equity or the BDI Call Option Equity, if any, or other equity issued in exchange or redemption therefor, Praesumo shall promptly forward such cash, other property or equity to BDI. Praesumo shall promptly provide BDI with copies of such information as Praesumo may receive from time to time regarding the BDI DR Equity and the BDI Call Option Equity, if any, including but not limited to copies of any Schedules K-1 and such other information as may be necessary or appropriate to enable Praesumo and BDI to prepare their income tax returns.

8. Pre-Emptive Rights. If 1818 or Praesumo is afforded the opportunity to purchase additional equity of DRP or DRI by reason of 1818 Partners’ record ownership of the BDI DR Equity or of the BDI Call Option Equity, if any, Praesumo shall afford BDI the opportunity to purchase from (or through) Praesumo such portion of the additional equity of DRP or DRI as is attributable to BDI’s relative beneficial ownership of the BDI DR Equity or the BDI Call Option Equity, if any.

9. Colman Kraff Acknowledgement. Colman Kraff hereby acknowledges and agrees that he is not entitled to the economic risks and benefits of any portion of the Praesumo DR Equity or Praesumo’s portion of the equity of DRP and/or Common Stock acquired by 1818 Partners pursuant to the Silver Rock Call Option or the Guggenheim Call Option and has no rights or obligations thereunder.

10. Indemnification. BDI shall indemnify and hold harmless Praesumo from and against any losses, claims, expenses or damages, including reasonable attorneys’ fees and costs, suffered or incurred by Praesumo by reason of its acting as nominee pursuant to this Agreement.

11. Miscellaneous. From time to time after execution of this Agreement, the parties shall execute and deliver such additional instruments and documents and take such other actions as may be reasonably requested by the other parties to implement the provisions of this Agreement. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to its choice of law provisions. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements or understandings, written or oral, among the parties with respect to such subject matter. This Agreement may be executed in counterparts and delivered by facsimile or electronic mail, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Praesumo Nominee Agreement (BDI) effective as of the date set forth above.

/s/ Lowell Kraff
Lowell Kraff

/s/ Colman Kraff
Colman Kraff

PRAESUMO PARTNERS, LLC

By:	/s/ Lowell Kraff
Lowell Kraff, Managing Member

BYRON DIAMOND INVESTMENTS, LLC

By:	/s/ Marc Byron
Marc Byron, Manager